                                                                      EXHIBIT 12

                        T/SF COMMUNICATIONS CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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
                                               HISTORICAL
                          ----------------------------------------------------------
                           NINE MONTHS
                              ENDED
                          SEPTEMBER 30,          YEARS ENDED DECEMBER 31,
                          --------------  ------------------------------------------
                           1997    1996    1996    1995     1994     1993     1992
                          ------  ------  ------  -------  ------  --------  -------
Income (loss) before in-
 come taxes ............  $4,227  $4,011  $8,522  $16,112  $6,134  $(11,739) $23,694
Fixed charges...........     401     413     581      859     736     1,921    2,692
Undistributed earnings
 in equity investments..    (156)    --      --       --      --        --       --
                          ------  ------  ------  -------  ------  --------  -------
Adjusted Earnings.......   4,472   4,424   9,103   16,971   6,870    (9,818)  26,386
                          ======  ======  ======  =======  ======  ========  =======
Fixed charge coverage...    11.2x   10.7x   15.7x    19.8x    9.3x      --       9.8x
Coverage Deficiency (if
 applicable)............  $  --   $  --   $  --   $   --   $  --      $11.7  $   --
                          ======  ======  ======  =======  ======  ========  =======
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